Exhibit 99.1

Sonder Holdings Inc. Delays Fourth Quarter and Full Year 2023 Financial Results Announcement, and Shares Fourth Quarter and Full Year 2023 Preliminary Highlights

SAN FRANCISCO – March 15, 2024 – Sonder Holdings Inc. (NASDAQ: SOND, “Sonder” or the “Company”), a leading next-generation hospitality company that is redefining the guest experience through technology and design, today announced that it will delay the announcement of its fourth quarter and full year 2023 financial results.

The Company recently identified accounting errors related to the valuation and impairment of operating lease right of use assets and related items for the fiscal years 2022 and 2023. The Company requires additional time to restate 2022 and 2023 financial statements (“Affected Financial Statements”) for certain previously disclosed periods (“Non-Reliance Periods”) as described in the Company’s Current Report on Form 8-K filed on March 15, 2024. The foregoing operating lease right of use assets and related item errors are non-cash in nature and will not impact the Company’s reported cash balances or statements of cash flows for the Non-Reliance Periods. The Company expects that the restatements will increase the Company’s overall net loss and loss per share in the impacted periods.

The Company intends to file its restated Affected Financial Statements as soon as practicable.

Today, Sonder also announced the following estimated and unaudited fourth quarter and full year 2023 highlights:

•Revenue was approximately $164 million for the fourth quarter and approximately $603 million for the full year 2023
•RevPAR was approximately $150 for the fourth quarter and approximately $151 for the full year 2023
•Occupancy Rate was 82% for the fourth quarter and 82% for the full year 2023
•Bookable Nights were 1,092,000 for the fourth quarter and 3,995,000 for the full year 2023
•Operating Cash Flow1 was approximately $(34) million for the fourth quarter and approximately $(108) million for the full year 2023
•Free Cash Flow (excluding restructuring costs and lease termination costs)2 was approximately $(35) million for the fourth quarter and approximately $(119) million for the full year 2023
___________________
1 Operating Cash Flow includes the impact of restructuring and other charges related to reductions in force as well as the impact of charges related to lease terminations. Operating Cash Flow is equivalent to cash used in operating activities.
2 This is a Non-GAAP Financial Measure. Refer to section titled Reconciliation of Non-GAAP Financial Measure for the reconciliation of our Non-GAAP Financial Measures to the most directly comparable GAAP Financial Measure.

•Total Cash, Cash Equivalents and Restricted Cash was approximately $136.5 million, which included approximately $40.7 million of restricted cash as of December 31, 2023
•Live Units were 12,200 as of December 31, 2023
•Total Portfolio was 16,000 as of December 31, 2023

The Company currently expects that its final results of operations and other data will be consistent with the estimates set forth above, but such estimates are preliminary and its actual results of operations and other data could differ materially from these estimates due to the completion of its financial closing procedures, final adjustments, the restatement, and other developments that may arise between now and the time its audited consolidated financial statements are issued.

The Company will issue a further press release when a date and time for its fourth quarter and full year 2023 earnings release and investor conference call has been determined.

About Sonder

Sonder (NASDAQ: SOND) is revolutionizing hospitality through innovative, tech-enabled service and inspiring, thoughtfully designed accommodations combined into one seamless experience. Launched in 2014, Sonder provides a variety of accommodation options — from spacious rooms to fully-equipped suites and apartments — found in over 40 markets spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.

To learn more, visit www.sonder.com or follow Sonder on Instagram, Linkedin or X.

Download the Sonder app on Apple or Google Play.

Contacts

Media:
press@sonder.com

Investor:
ir@sonder.com

Reconciliation of Non-GAAP Financial Measure: Reconciliation of Cash Used in Operating Activities to Free Cash Flow (“FCF”)

(in thousands)	Quarter ended December 31, 2023	Year ended December 31, 2023
Cash used in operating activities	$ (33,610)	$ (107,648)
Cash used in investing activities	(2,381)	(14,486)
FCF, including restructuring costs and lease termination costs	(35,991)	(122,134)
Cash paid for restructuring costs	-	2,150
Cash paid for lease termination costs	1,026	1,026
FCF, excluding restructuring costs and lease termination costs	$(34,965)	$(118,958)

Definitions

Free Cash Flow
Free Cash Flow (“FCF”) is defined as cash used in operating activities plus cash used in investing activities adjusted to exclude restructuring costs and lease termination costs. Free Cash Flow is a supplemental measure that is not in accordance with U.S. generally accepted accounting principles (“GAAP”). The most directly comparable GAAP financial measures are cash used in operating activities when combined with cash used in investing activities. The Company believes FCF, which as presented excludes restructuring costs and lease termination costs, is meaningful to investors as it is a primary liquidity measure that the Company focuses on internally to evaluate its progress towards delivering sustainable positive free cash flow. Sonder’s FCF may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of these measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, this measure may not provide a complete understanding of the Company’s cash flow as a whole. As such, these measures should be reviewed in conjunction with the Company’s GAAP cash flow.

RevPAR
Revenue Per Available Room (“RevPAR”) represents the average revenue earned per available night, and is calculated either by dividing revenue by Bookable Nights, or by multiplying Average Daily Rate by Occupancy Rate. Average Daily Rate (“ADR”) represents the average revenue earned per night occupied and is calculated as revenue divided by Occupied Nights. Occupancy Rate is defined as Occupied Nights divided by Bookable Nights, expressed as a percentage. Bookable Nights represent the total number of nights available for stays across all Live Units. This excludes nights lost to full building closures of greater than 30 nights. Occupied Nights represent the total number of nights occupied across all Live Units.

Live Units & Total Portfolio
Total Portfolio represents Live Units plus Contracted Units. This includes any unit that has a signed real estate contract, regardless of whether or not the unit is available for guests to book. This excludes any units that have been exited (i.e., the lease was terminated or allowed to expire). Live Units are defined as units which are available for guest bookings on Sonder.com, the Sonder app and other channels. Sonder pays rent (or utilizes pre-negotiated abatement) and is able to generate revenue from these units. Contracted Units are units for which Sonder has signed real estate contracts, but are not yet available for guests to book. Sonder is not yet able to generate revenue from these units. Certain signed leases have contingencies or conditions that must be satisfied before Sonder takes over the units, and from time to time, the Company excludes some of these leases from its Contracted Units total based on its judgment about the likelihood that the contingencies or conditions will be satisfied.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations or beliefs, as well as assumptions about future events. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” or “will” or similar expressions and the negatives of those terms. These statements include, but are not limited to, statements regarding the Company’s expectations related to the restatement of its financial statements, including the expected impact on the Company’s financial statements, anticipated material weaknesses, and the timing and nature of the related SEC filings; the preliminary estimated financial and operating information presented herein, which is subject to adjustment in connection with the Company’s financial closing procedures and the preparation and audit of its final fourth quarter and full year 2023 results; and the Company’s anticipated liquidity, cash flow, and cash balances. These forward-looking statements are based on management’s current expectations, estimates, and beliefs, as well as a number of assumptions concerning future events. Actual results could differ materially from those expressed in or implied by the forward-looking statements due to a number of risks and uncertainties, including but not limited to: uncertainties concerning the results of the review of the Affected Financial Statements and the Company’s controls and procedures, including the possibility that additional accounting errors or corrections will be identified with respect to the Non-Reliance Periods or any other period; the possibility of additional delays in the Company’s SEC filings; potential changes in the preliminary estimated financial information and operating data presented herein; uncertainties associated with the Company’s liquidity, debt, and capital resources, including the risk that the Company’s efforts to conserve cash will be unsuccessful and that additional funding or other sources of liquidity will not be available on acceptable terms or at all; the risk that the Company will be unsuccessful in achieving positive Free Cash Flow; risks and uncertainties associated with the Company’s restructuring initiatives and portfolio optimization program, including uncertainties related to the timing and extent of changes to the Company’s leases; and the other risks and uncertainties described in the Company’s SEC reports, including its Current Report on Form 8-K dated as of the date hereof, and under the heading “Risk

Factors” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The forward-looking statements contained herein speak only as of the date of this press release. Except as required by law, the Company does not undertake any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this press release.